                                                                 EXHIBIT 99.B(i)



                                                   April 20, 2000


American National Investment Accounts, Inc.
2450 South Shore Boulevard, Suite 400
League City, Texas 77573

         RE: American National Investment Accounts, Inc. (the "Company") Post-Effective Amendment No. 13 under the Securities Act of 1933 (the "33 Act") and Post-Effective Amendment No. 13 to the Investment Company Act of 1940 (the "40 Act")

Gentlemen:

         We have assisted you in preparing the above referenced post-effective amendments to your '33 Act and '40 Act Registration Statements referenced above. In connection therewith, we have examined the Company's Articles of Incorporation and such other corporate records, prospectuses and other material we deemed appropriate. On the basis of such examination, we are of the opinion that the Company's shares, when sold, will be legally issued, fully paid and non-assessable. We, of course, assume that the Company will not sell more than the 2,000,000,000 shares authorized, nor sell more than the 115,000,000 shares initially authorized for the Growth Portfolio, the 115,000,000 shares initially authorized for the Balanced Portfolio, the 120,000,000 shares initially authorized for the Managed Portfolio, the 1,050,000,000 shares initially authorized for the Money Market Portfolio, the 10,000,000 shares authorized for the Small-Cap/Mid-Cap Portfolio, the 40,000,000 shares authorized for the High Yield Bond Portfolio, the 15,000,000 shares authorized for the Government Bond Portfolio or the 20,000,000 shares authorized for the International Stock Portfolio, by its Amended and Restated Articles of Incorporation and Articles Supplementary, and that all sales will be for full value received at the time of sale.

         We consent to the attachment of this opinion to and its use in connection with the above referenced post-effective amendments.

                                                         Yours very truly,

                                                         /s/ Jerry L. Adams

                                                         Jerry L. Adams